SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of February 24, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this "Agreement") made by and between STARFIGHTERS SPACE, INC., a Delaware corporation (the "Company"), in favor of COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the "Trustee"), for the benefit of the Registered Holders under the Secured Convertible Debenture Indenture dated February 24, 2023 between the Company and the Trustee (the "Indenture"). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings specified therefor in the Indenture.

RECITALS

The Company and the Trustee have, in connection with the execution and delivery of this Agreement, entered into the Indenture.

The Company will receive substantial direct and indirect benefits from the execution, delivery and performance of the obligations under the Indenture and is, therefore, willing to enter into this Agreement for the benefit of the Registered Holders.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions.

(a) Unless otherwise defined herein or in the Indenture, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(b) The following terms shall have the following meanings:

"Agreement" has the meaning set forth in the Preamble hereof. "Company" has the meaning set forth in the Preamble hereof.

"Claims" means any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and landlords', carriers', mechanics', workmen's, repairmen's, laborers', materialmen's, suppliers' and warehousemen's Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral.

"Collateral Support" means all Property assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a Lien or security interest in such Property.

"Copyrights" means, collectively, with respect to the Company, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) including those listed in Schedule 4 hereof, all tangible embodiments of the foregoing and all copyright registrations and applications made by the Company, in each case, whether now owned or hereafter created or acquired by or assigned to the Company, together with any and all (i) rights and privileges arising under applicable law and international treaties and conventions with respect to the Company's use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

"Excluded Equity" means, any voting stock of any direct Subsidiary of the Company that is a controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code (a "CFC")) in excess of 65% of the total combined voting power of all classes of stock of such CFC that are entitled to vote (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations), except to the extent that a pledge hereunder of such excess voting stock could not reasonably be expected to result in an adverse tax consequence to the Company.

"Excluded Property" means, collectively:

(i) all Excluded Equity;

(ii) any lease, license or other agreement or Contract or any property subject to a purchase money security interest, Lien securing a Capital Lease Obligation or similar arrangement, in each case permitted to be incurred under the Indenture, to the extent that a grant of a security interest or Lien therein would require a consent not obtained or violate or invalidate such lease, license or agreement or Contract or purchase money arrangement, Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company), in each case after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law and other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition;

(iii) any United States intent-to-use Trademark applications to the extent that, and solely during the period in which, the grant, attachment or enforcement of a security interest therein would, under applicable federal law, impair the registrability of such applications or the validity or enforceability of registrations issuing from such applications;

(iv) motor vehicles and other assets subject to certificates of title (other than to the extent a Lien thereon can be perfected by the filing of a financing statement under the UCC);

(v) those assets as to which the Trustee and the Company shall reasonably determine, in writing, that the cost or other consequence of obtaining a Lien thereon or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby;

(vi) any asset or property to the extent that the grant of a security interest is prohibited by applicable law, rule or regulation or requires a consent not obtained of any Governmental Authority pursuant to such applicable law, rule or regulation, in each case after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law and other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition;

provided, however, "Excluded Property" shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would constitute Excluded Property).

"First Priority" means, with respect to any Lien purported to be created in any Pledged Collateral pursuant to this Agreement, such Lien is the most senior lien to which such Pledged Collateral is subject (subject only to Liens permitted under the Indenture).

"Intellectual Property Collateral" means, collectively, the Patents, Trademarks (excluding only United States intent-to-use Trademark applications to the extent that and solely during the period in which the grant of a security interest therein would impair, under applicable federal law, the registrability of such applications or the validity or enforceability of registrations issuing from such applications), Copyrights, Trade Secrets, Intellectual Property Licenses and all other industrial, intangible and intellectual property of any type, including mask works and industrial designs.

"Intellectual Property Licenses" means, collectively, with respect to the Company, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark, Copyright or Trade Secret or any other patent, trademark, copyright or trade secret, whether the Company is a licensor or licensee, distributor or distributee under any such license or distribution agreement, including such agreements listed in Schedule 4 hereof, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks, Copyrights or Trade Secrets or any other patent, trademark, copyright or trade secret.

"Indenture" has the meaning set forth in the first Recital hereof.

"Organizational Documents" means the certificate of incorporation and by-laws or any comparable organizational documents of any corporate entity (including limited liability companies and partnerships).

"Patents" means, collectively, with respect to the Company, all patents issued or assigned to, and all patent applications and registrations made by, the Company including those listed in Schedule 4 hereof (whether issued, established or registered or recorded in the United States or any other country or any political subdivision thereof) and all tangible embodiments of the foregoing, together with any and all (i) rights and privileges arising under applicable law and international treaties and conventions with respect to the Company's use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto,

(iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

"Pledged Collateral" has the meaning set forth in Section 2.01.

"Pledged Securities" means, collectively, with respect to the Company, all issued and outstanding Equity Interests of each Subsidiary that are owned by the Company and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Subsidiary acquired by the Company in any manner, together with all claims, rights, privileges, authority and powers of the Company relating to such Equity Interests in each such Subsidiary or under any Organizational Document of each such Subsidiary, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of the Company in the entries on the books of any financial intermediary pertaining to such Equity Interests, including the Equity Interests listed in Schedule 3 hereof.

"Registered Holder" has the meaning set forth in the first Recital hereof. "Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

"Secured Obligations" means obligations of the Company from time to time arising under the Indenture, or otherwise with respect to the due and prompt payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding ("Postpetition Interest")) on the Debentures, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (B) all other monetary obligations, including fees, costs, attorneys' fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company under the Indenture.

"Secured Parties" means, collectively, the Trustee and the Registered Holders.

"Trade Secrets" means, collectively, with respect to the Company, all know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical, marketing, financial and business data and databases, pricing and cost information, business and marketing plans, customer and supplier lists and information, all other confidential and proprietary information and all tangible embodiments of the foregoing, together with any and all (i) rights and privileges arising under applicable law and international treaties and conventions with respect to such trade secrets, (ii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto including damages and payments for past, present or future misappropriations thereof, (iii) rights corresponding thereto throughout the world and (iv) rights to sue for past, present or future misappropriations thereof.

"Trademarks" means, collectively, with respect to the Company, all trademarks (including service marks), slogans, logos, symbols, certification marks, collective marks, trade dress, uniform resource locators (URL's), domain names, corporate names and trade names, whether statutory or common law, whether registered or unregistered and whether established or registered in the United States or any other country or any political subdivision thereof, including those listed in Schedule 4 hereof, that are owned by or assigned to the Company, all registrations and applications for the foregoing and all tangible embodiments of the foregoing, together with, in each case, the goodwill symbolized thereby and any and all (i) rights and privileges arising under applicable law and international treaties and conventions with respect to the Company's use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

"Trustee" has the meaning set forth in the Preamble hereof.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, however, that if by reason of mandatory provisions of law, any or all of the perfection or priority of the Trustee's security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, the term "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

Section 1.02 Interpretation. The rules of interpretation specified in the Indenture shall be applicable to this Agreement. All references in this Agreement to Sections are references to Sections of this Agreement unless otherwise specified.

ARTICLE II

GRANT OF SECURITY INTEREST

Section 2.01 Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, the Company hereby pledges to the Trustee for the benefit of the Registered Holders, and grants to the Trustee for the benefit of the Registered Holders a Lien on and security interest in and to, all of the right, title and interest of the Company in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the "Pledged Collateral"):

(a) all Accounts;

(b) all Equipment, Goods, Inventory and Fixtures;

(c) all Documents, Instruments and Chattel Paper;

(d) all Letters of Credit and Letter-of-Credit Rights;

(e) all Pledged Securities;

(f) all Investment Property;

(g) all Intellectual Property Collateral;

(h) the Commercial Tort Claims described on Schedule 5 hereof;

(i) all General Intangibles;

(j) all Money;

(k) all Supporting Obligations;

(l) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records relating to the Pledged Collateral and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(m) to the extent not covered by clauses (a) through (l) of this sentence, all other assets, personal property and rights of the Company, whether tangible or intangible, all Proceeds and products of each of the foregoing and all accessions of and to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Company from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (a) through (m) above, the security interest created by this Agreement shall not extend to, and the term "Pledged Collateral" shall not include, any Excluded Property, provided that, if any Excluded Property would have otherwise constituted Pledged Collateral, when such property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Pledged Collateral.

The Company shall from time to time at the request of the Trustee give written notice to the Trustee identifying in reasonable detail the Excluded Property (and stating in such notice that such Excluded Property constitutes "Excluded Property") and shall provide to the Trustee such other information regarding the Excluded Property as the Trustee may reasonably request.

From and after the Closing Date, the Company shall not permit to become effective, in any lease, license, Contract or other agreement, a provision that would prohibit or require the consent of any Person to the grant of a Lien on such lease, license, Contract or other agreement in favor of the Trustee unless the Company believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

Section 2.02  Filings. The Company hereby irrevocably authorizes the Trustee for the benefit of the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether the Company is an organization, the type of organization and, if required, any organizational identification number issued to the Company, (ii) any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Company hereunder, without the signature of the Company where permitted by law, including the filing of a financing statement describing the Pledged Collateral as "all assets" or "all personal property" of the Company or words of similar effect or as being of an equal or lesser scope or with greater detail and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. The Company agrees to provide all information described in the immediately preceding sentence to the Trustee promptly upon reasonable request by the Trustee. Notwithstanding the foregoing, the Company agrees that it will file all financing statements on behalf of the Trustee.

ARTICLE III
PERFECTION AND FURTHER ASSURANCES

Section 3.01 Maintenance of Perfected Security Interest. The Company represents and warrants that on the date hereof all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Trustee in respect of the Pledged Collateral have been delivered to the Trustee in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 2 hereof. The Company agrees that at its sole cost and expense, the Company will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected First Priority security interest.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

The Company represents, warrants and covenants as follows:

Section 4.01  Ownership of Property and No Other Liens. The Company has fee simple title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its Pledged Collateral, and none of such property is subject to any Lien, claim, option or right of others, except for the security interest granted to the Trustee for the benefit of the Registered Holders and Liens permitted under the Indenture. No Person other than the Trustee has control or possession of all or any part of the Pledged Collateral, except as permitted by the Indenture.

Section 4.02  Perfected First Priority Security Interest. This Agreement is effective to create in favor of the Trustee for the benefit of the Registered Holders, a legal, valid and enforceable security interest in the Pledged Collateral and the Proceeds thereof. In the case of the certificated Pledged Securities, when stock certificates representing such Pledged Securities are delivered to the Trustee and in the case of the other Pledged Collateral, when financing statements and other filings specified on Schedule 2 hereof in appropriate form are filed in the offices specified on Schedule 2 hereof, and other actions described in Schedule 2 hereof are taken, this Agreement shall constitute, and will at all times constitute, a fully perfected First Priority Lien on, and security interest in, all rights, title and interest of the Company in such Pledged Collateral and the Proceeds thereof, as security for the Secured Obligations.

Section 4.03 Claims Against Pledged Collateral. The Company shall defend title to the Pledged Collateral and the First Priority security interest and Lien granted to the Trustee with respect thereto against all claims and demands of all Persons at any time claiming any interest therein materially adverse to the Trustee other than Liens permitted under the Indenture. Except as expressly permitted by the Indenture, there is no agreement, order, judgment or decree, and the Company shall not enter into any agreement or take any other action, that could reasonably be expected to restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict in any material respect with the Company's obligations or the rights of the Trustee hereunder.

Section 4.04 Other Financing Statements. No financing statement or other instrument similar in effect covering all or any part of the Pledged Collateral or listing the Company as debtor is on file in any recording office, except such as have been filed in favor of the Trustee pursuant to this Agreement or as otherwise permitted under the Indenture.

The Company shall not execute, authorize or permit to be filed in any recording office any financing statement or other instrument similar in effect covering all or any part of the Pledged Collateral or listing the Company as debtor with respect to all or any part of the Pledged Collateral, except financing statements and other instruments filed in respect of Liens permitted under the Indenture.

Section 4.05  Name, Jurisdiction of Organization, Etc. On the date hereof, the Company's type of organization, jurisdiction of organization, legal name, Federal Taxpayer Identification Number, organizational identification number (if any) and chief executive office or principal place of business are indicated next to its name in Schedule 1 hereof. Schedule 1 also lists all of the Company's jurisdictions and types of organization, legal names and locations of chief executive office or principal place of business at any time during the four months preceding the date hereof, if different from those referred to in the preceding sentence.

Section 4.06 Location of Inventory and Equipment. On the date hereof, the material Inventory and the material Equipment (other than mobile goods and goods in transit) of the Company are kept at locations listed in Schedule 1 hereof. Schedule 1 also lists the locations of the Company's material Inventory and the material Equipment (other than mobile goods and goods in transit) for the four months preceding the date hereof, if different from those referred in the preceding sentence.

Section 4.07 Pledged Securities. Schedule 3 sets forth a complete and accurate list of all Pledged Securities held by the Company as of the date hereof. The Pledged Securities pledged by the Company hereunder constitute all of the issued and outstanding Equity Interests of each Subsidiary owned by the Company except as noted in Schedule 3. Such Equity Interests represent all of the outstanding Equity Interests of each such issuer which is a Subsidiary except as noted in such Schedule. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued, fully paid and non-assessable.

Section 4.08 Pledged Collateral Information. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to the Trustee, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules hereof constitutes all of the property of such type of Pledged Collateral owned or held by the Company.

Section 4.09 Intellectual Property. (a) Schedule 4 lists all patents and pending applications, registered trademarks and pending applications, registered domain names, registered copyrights and pending applications and material Intellectual Property Licenses owned by the Company; (b) all Material Intellectual Property Collateral is valid, subsisting, unexpired and enforceable and has not been abandoned; (c) except as described on Schedule 4, the Company is the exclusive owner of all right, title and interest in and to, or has the right to use, all such Intellectual Property Collateral; (d) consummation and performance of this Agreement will not result in the invalidity, unenforceability or impairment of any such Intellectual Property Collateral, or in default or termination of any material Intellectual Property License; (e) except as described on Schedule 4, there are no outstanding holdings, decisions, consents, settlements, decrees, orders, injunctions, rulings or judgments that would limit, cancel or question the validity or enforceability of any such Intellectual Property Collateral or the Company's rights therein or use thereof; (f) to the Company's knowledge, except as described on Schedule 4, the operation of the Company's business and the Company's use of Intellectual Property Collateral in connection therewith, does not infringe or misappropriate the intellectual property rights of any other Person; (g) except as described in Schedule 4, no action or proceeding is pending or, to the Company's knowledge, threatened (i) seeking to limit, cancel or question the validity of any Material Intellectual Property Collateral or the Company's ownership interest or rights therein, (ii) which, if adversely determined, could have a Material Adverse Effect on the value of any such Intellectual Property Collateral or (iii) alleging that any such Intellectual Property Collateral, or the Company's use thereof in the operation of its business, infringes or misappropriates the intellectual property rights of any Person and (h) to the Company's knowledge, there has been no Material Adverse Effect on the Company's rights in its material Trade Secrets as a result of any unauthorized use, disclosure or appropriation by or to any Person, including the Company's current and former employees, contractors and agents.

ARTICLE V
REMEDIES

Section 5.01 Remedies. If any Event of Default shall have occurred and be continuing, the Trustee may exercise, without any other notice to or demand upon the Company, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC.

Section 5.02 No Waiver and Cumulative Remedies. No failure on the part of the Trustee to exercise, no course of dealing with respect to, and no delay on the part of the Trustee in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Trustee be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

Section 5.03 Application of Proceeds. Upon the exercise by the Trustee of its remedies hereunder, any proceeds received by the Trustee in respect of any realization upon any Pledged Collateral shall be applied, together with any other sums then held by the Trustee pursuant to this Agreement, in accordance with the Indenture.

ARTICLE VI
MISCELLANEOUS

Section 6.01 Concerning Trustee. The Trustee shall act in accordance with the terms of the Indenture. The Trustee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Trustee may resign and a successor Trustee may be appointed in the manner provided in the Indenture. On the acceptance of appointment as the successor Trustee, that successor Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Trustee under this Agreement, and the retiring Trustee shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Trustee's resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Trustee.

Section 6.02  Power of Attorney. The Company hereby appoints the Trustee its attorney-in- fact, with full power and authority in the place and stead of the Company and in the name of the Company, or otherwise, from time to time during the existence of Event of Default in the Trustee's discretion to take any action and to execute any instrument consistent with the terms of the Indenture which the Trustee may deem necessary or advisable to accomplish the purposes hereof (but the Trustee shall not be obligated to and neither the Trustee nor any Secured Party shall have any liability to the Company or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Company hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 6.03 Continuing Security Interest and Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) be binding upon the Company, its respective successors and assigns and (b) inure, together with the rights and remedies of the Trustee hereunder, to the benefit of the Registered Holders and each of their respective permitted successors, transferees and assigns and their respective officers, directors, employees, affiliates, agents, advisors and controlling Persons.

Section 6.04 Termination and Release.

(a) At such time as the Debentures and the other Secured Obligations shall have been paid in full (other than contingent indemnification obligations in which no claim has been made or is reasonably foreseeable), the Pledged Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Trustee and the Company hereunder shall terminate, all without delivery of any instrument or any further action by any party, and all rights to the Pledged Collateral shall revert to the Company. The Trustee shall deliver to the Company any Pledged Collateral held by the Trustee hereunder, and execute and deliver to the Company such documents as the Company shall reasonably request to evidence such termination.

(b) If any of the Pledged Collateral shall be sold, transferred or otherwise disposed of by the Company in a transaction permitted by the Indenture, then the Lien created pursuant to this Agreement in such Pledged Collateral shall be released, and the Trustee, at the request and sole expense of the Company, shall execute and deliver to the Company all releases and other documents reasonably necessary or advisable for the release of the Liens created hereby on such Pledged Collateral; provided that, the Company shall provide to the Collateral Agent evidence of such transaction's compliance with the Indenture as the Trustee shall reasonably request.

Section 6.05 Modification in Writing. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Company therefrom shall be effective, except by a written instrument signed by the Trustee in accordance with the terms of the Indenture.

Section 6.06 Notices. Unless otherwise provided herein, any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Indenture, and, as to the Company and, addressed to it at the address set forth in the Indenture and as to the Trustee, addressed to it at the address set forth in the Indenture, or in each case at such other address as shall be designated by such party in a written notice to the other party.

Section 6.07 Indemnity and Expenses.

(a) The Company hereby agrees to indemnify and hold harmless the Trustee (the "Indemnitee") from any losses, damages, liabilities, claims and related expenses, and shall indemnify and hold harmless each Indemnitee from all fees and expenses, incurred by any Indemnitee or asserted against any Indemnitee by any Person other than such Indemnitee and its Related Parties arising out of, in connection with or resulting from this Agreement or any failure of any Secured Obligations to be the legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their terms; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) result from a claim not involving an act or omission of the Company or any of its subsidiaries.

(b) The Company agrees to pay or reimburse the Trustee for all its costs and expenses incurred in collecting against the Company its Secured Obligations or otherwise protecting, enforcing or preserving any rights or remedies under this Agreement.

(c) Without prejudice to the survival of any other agreement of the Company under this Agreement, the agreements and obligations of the Company contained in this Section 6.07 shall survive termination of the Indenture and payment in full of the Obligations and all other amounts payable under this Agreement.

Section 6.08 Governing Law, Consent to Jurisdiction and Waiver of Jury Trial. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 6.09 Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 6.10 Counterparts; Integration; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. This Agreement shall become effective when it shall have been executed by the Trustee and when the Trustee shall have received counterparts hereof signed by each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement. The words "execution," "signed," "signature," and words of similar import in this Agreement shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STARFIGHTERS SPACE, INC.

By /s/ Rick Svetkoff
Name: Rick Svetkoff

Title: President/CEO

COMPUTERSHARE TRUST COMPANY OF CANADA

By  /s/ Corentin Leverrier
Name: Corentin Leverrier

Title: Corporate Trust Officer

By /s/ Angela Fletcher
Name: Angela Fletcher
Title: Corporate Trust Officer

[Signature Page to Security Agreement]

Schedule 1

Borrower Information

Legal Name: Starfighters Space, Inc.

Chief Executive Office: Bldg. J6 - 2466 RLV Hanger, Kennedy Space Center, Florida 32899

Type of Organization: Corporation

Jurisdiction of Organization: Delaware

Federal Taxpayer Identification Number: 92-1012803

Location of Inventory and Equipment: Bldg. J6 - 2466 RLV Hanger, Kennedy Space Center, Florida 32899

Schedule 2

Filing Office

Secretary of State of the State of Delaware

Schedule 3

Pledged Securities

All of Starfighter Space Inc.'s equity interests in its wholly owned subsidiary, Starfighters International Inc., a Delaware corporation.

Schedule 4

Intellectual Property

None.

Schedule 5

Commercial Tort Claims

None.